EXHIBIT 99.1
APRIL 29, 2025
NEWS FOR IMMEDIATE RELEASE
CONTACT: ERIC J. DOSCH, CFO
985.375.0308

First Guaranty Bancshares, Inc. Announces First Quarter 2025 Financial Results

Hammond, Louisiana, April 29, 2025 – First Guaranty Bancshares, Inc. ("First Guaranty") (NASDAQ: FGBI), the holding company for First Guaranty Bank, announced its unaudited financial results for the first quarter and three months ending March 31, 2025.

Financial Highlights for the first quarter ended March 31, 2025, are as follows:

•First Guaranty continued with its business strategy to reduce risk in the loan portfolio during the first quarter of 2025. First Guaranty completed the sale of two commercial real estate loans that totaled $70.0 million that the bank identified as experiencing credit deterioration. First Guaranty realized a loss on the sale of the two loans of $5.8 million which was recorded through the allowance for credit losses and subsequent charge offs to the allowance. The first loan was a construction project located in Louisiana with a balance of $41.0 million. The second loan was a land development project located in Texas with a balance of $28.9 million. Both credits were performing at December 31, 2024 but displayed credit related weaknesses that prompted First Guaranty to sell the two loans in order to reduce risk.

•First Guaranty recorded a provision to the credit allowance of $14.5 million for the first quarter of 2025. $5.8 million of the provision was related to the loan sale. Loan charge-offs totaled $1.1 million excluding the charge-offs recorded for the loan sale. Nonaccrual loan balances increased to $133.4 million at March 31, 2025 an increase of $24.9 million compared to December 31, 2024. The increase in nonaccrual loans was concentrated in two credits. The first was a $33.0 million loan related to an assisted living center located in Alabama. This loan was performing at December 31, 2024 but was placed in nonaccrual during the first quarter of 2025. The second nonaccrual loan was a $7.4 million land development loan located in Texas previously recorded as accruing but greater than 90 days. Partially offsetting this increase in non-accrual loans was the sale of $8.8 million in nonaccrual loans secured by a shopping center.
•First Guaranty loan balances declined to $2.51 billion at March 31, 2025 compared to $2.69 billion at December 31, 2024, $2.77 billion at September 30, 2024 and $2.83 billion at June 30, 2024. The reduction in loan balances occurred due to participations, payoffs, write offs, loan sales and loan amortization. The continued reduction was part of First Guaranty’s strategy to reduce loan concentration risk particularly related to commercial real estate loans. Total real estate secured loans declined to $2.02 billion at March 31, 2025 compared to $2.14 billion at December 31, 2024, $2.16 billion at September 30, 2024 and $2.18 billion at June 30, 2024. First Guaranty’s unfunded loan commitments for commercial real estate construction declined to $58 million at March 31, 2025 compared to $72 million at December 31, 2024, $108 million at September 30, 2024 and $147 million at June 30, 2024. First Guaranty anticipates continuing to reduce commercial real estate secured loans in 2025.

•Total assets decreased $143.5 million and were $3.8 billion at March 31, 2025 compared to $4.0 billion at December 31, 2024. Total loans at March 31, 2025 were $2.5 billion, a decrease of $181.0 million, or 6.7%, compared with December 31, 2024. Total deposits were $3.3 billion at March 31, 2025, a decrease of $136.8 million, or 3.9%, compared with December 31, 2024. The majority of the reduction in total deposits was related to seasonal public funds deposit activity. Retained earnings were $66.1 million at March 31, 2025, a decrease of $6.9 million compared to $73.0 million at December 31, 2024. Shareholders' equity was $251.4 million and $255.0 million at March 31, 2025 and December 31, 2024, respectively.

•Net (loss) income for the three months ended March 31, 2025 and 2024 was $(6.2) million and $2.3 million, respectively, a decrease of $8.5 million or 366.9%.

•Earnings per common share were $(0.54) and $0.14 for the three months ended March 31, 2025 and 2024, respectively. Total weighted average shares outstanding were 12,506,792 and 12,489,910 for the three months ended March 31, 2025 and 2024, respectively. The change in shares was due to the issuance of 186,787 shares of common stock under private placement in 2025.

•The allowance for credit losses was 1.71% of total loans at March 31, 2025 compared to 1.29% at December 31, 2024.

•Net interest income for the three months ended March 31, 2025 was $22.2 million compared to $21.9 million for the three months ended March 31, 2024.

•The provision for credit losses for the three months ended March 31, 2025 was $14.5 million compared to $2.3 million for the three months ended March 31, 2024. As previously noted, $5.8 million of the provision was related to the sale of two commercial real estate loans.

•Charge-offs were $6.9 million during the three months ended March 31, 2025 and $2.3 million during the same period in 2024. Recoveries totaled $0.2 million during the three months ended March 31, 2025 and $0.3 million during the same period in 2024.

•First Guaranty had $0.2 million of other real estate owned as of March 31, 2025 compared to $0.3 million at December 31, 2024.

•The net interest margin for the three months ended March 31, 2025 was 2.35% which was a decrease of 23 basis points from the net interest margin of 2.58% for the same period in 2024. Loans as a percentage of average interest earning assets decreased to 68.5% at March 31, 2025 compared to 80.8% at March 31, 2024.

•Investment securities totaled $594.9 million at March 31, 2025, a decrease of $7.8 million when compared to $602.7 million at December 31, 2024. At March 31, 2025, available for sale securities, at fair value, totaled $273.0 million, a decrease of $8.1 million when compared to $281.1 million at December 31, 2024. The decrease in available for sale securities was primarily due to the maturity of Treasury securities. At March 31, 2025, held to maturity securities, at amortized cost and net of the allowance for credit losses totaled $321.9 million, an increase of $0.3 million when compared to $321.6 million at December 31, 2024. The allowance for credit losses for HTM securities was $0.2 million at March 31, 2025 and December 31, 2024.

•Total loans net of unearned income were $2.5 billion at March 31, 2025, a net decrease of $181.0 million from December 31, 2024. Total loans net of unearned income are reduced by the allowance for credit losses which totaled $43.0 million at March 31, 2025 and $34.8 million at December 31, 2024, respectively.

•Nonaccrual loans increased $24.9 million to $133.4 million at March 31, 2025 compared to $108.5 million at December 31, 2024. The increase in total nonaccrual loans was concentrated primarily in two commercial real estate relationships that totaled $40.3 million.

•At March 31, 2025, the largest 6 non-performing loan relationships comprise 78% of total non-performing loans. Additional details on the non-performing relationships are as follows:
1.A $32.9 million loan relationship secured by an assisted living center located in Alabama; the loan was placed on nonaccrual in the first quarter of 2025.
2.A $27.5 million loan relationship secured by an assisted living center located in Louisiana; the loan was placed on nonaccrual in the fourth quarter of 2024.
3.A $26.0 million loan relationship secured by a multifamily apartment complex located in Texas; the loan was placed on nonaccrual in the fourth quarter of 2024.
4.A $8.8 million loan relationship was placed on nonaccrual at June 30, 2024. The loan relationship originally totaled $37.0 million and was secured by five retail shopping center properties located in the Midwest. First Guaranty initiated liquidation of the collateral with two properties sold in the fourth quarter of 2024 and two properties sold in the first quarter of 2025. The proceeds, net of charge-offs, reduced the balance to $8.8 million at March 31, 2025. First Guaranty anticipates continued reduction in this loan relationship through additional sales of properties in 2025.
5.A $7.4 million loan relationship was placed on nonaccrual during the first quarter of 2025. The loan is secured by land located in Texas.
6.A $2.0 million loan relationship secured by a one- to four- family residential property located in West Virginia; the loan was placed on nonaccrual at June 30, 2024.

•First Guaranty charged off $6.9 million in loan balances during the first quarter of 2025. The details of the $6.9 million in charged-off loans were as follows:
1.First Guaranty charged off $0.4 million in consumer loans during the first quarter of 2025. The consumer loan charge offs included $0.1 million in credit card loans, $0.1 million of loans secured by automobiles or equipment, and $0.2 million in unsecured loans.
2.First Guaranty charged off $4.9 million on a construction and land development loan that was subsequently sold during the first quarter of 2025. This relationship had no remaining principal balance as of March 31, 2025.
3.First Guaranty charged off $0.9 million on a construction and land development loan that was subsequently sold during the first quarter of 2025. This relationship had no remaining principal balance as of March 31, 2025.
4.Smaller loans and overdrawn deposit accounts comprised the remaining $0.7 million of charge-offs for the first quarter of 2025.

•Noninterest expense totaled $18.0 million for the first quarter of 2025 which included $0.7 million in fees related to the loan sale. Noninterest expense totaled $17.9 million for the fourth quarter of 2024, $19.7 million for the third quarter of 2024, $20.6 million for the second quarter of 2024, and $18.9 million for the first quarter of 2024. Full time equivalent employees totaled 380 at March 31, 2025. Full time equivalent employees totaled 399 at December 31, 2024, 404 at September 30, 2024, and 491 at December 31, 2023.

•Return on average assets for the three months ended March 31, 2025 and 2024 was (0.63)% and 0.26%, respectively. Return on average common equity for the three months ended March 31, 2025 and 2024 was (12.29)% and 3.17% respectively. Return on average assets is calculated by dividing annualized net income by average assets. Return on average common equity is calculated by dividing annualized net income by average common equity.

•Book value per common share was $17.21 as of March 31, 2025 compared to $17.75 as of December 31, 2024. The decrease was due primarily to the decrease in retained earnings and recent issuance of new shares, offset by changes in accumulated other comprehensive income ("AOCI"). AOCI is comprised of unrealized gains and losses on available for sale securities, including unrealized losses on available for sale securities at the time of transfer to held to maturity.

•First Guaranty's Board of Directors declared cash dividends of $0.01 and $0.16 per common share in the first quarter of 2025 and 2024. The reduction in the common stock dividend payment was done in order to increase capital as part of First Guaranty’s new business strategy announced in the third quarter of 2024. First Guaranty has paid 127 consecutive quarterly dividends as of March 31, 2025.

•First Guaranty paid preferred stock dividends of $0.6 million during the first three months of 2025 and 2024.

•First Guaranty closed three branches and consolidated two existing branches into one location on March 7, 2025. These branches were located in Louisiana. The impact of the branch closures and consolidation did not materially affect operations.

About First Guaranty
First Guaranty Bancshares, Inc. is the holding company for First Guaranty Bank, a Louisiana state-chartered bank. Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service. First Guaranty Bank currently operates thirty-five locations throughout Louisiana, Texas, Kentucky and West Virginia. First Guaranty’s common stock trades on the NASDAQ under the symbol FGBI. For more information, visit www.fgb.net.
Forward Looking Statements
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended with respect to the financial condition, liquidity, results of operations, and future performance of the business of First Guaranty Bancshares, Inc. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” We caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. These forward-looking statements are subject to a number of factors and uncertainties, including, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

No Offer or Solicitation

This release does not constitute or form part of any offer to sell, or a solicitation of an offer to purchase, any securities of First Guaranty. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents:
Cash and due from banks	$617,866	$563,778
Federal funds sold	563	430
Cash and cash equivalents	618,429	564,208

Interest-earning time deposits with banks	250	250

Investment securities:
Available for sale, at fair value	273,027	281,097
Held to maturity, at cost and net of allowance for credit losses of $150 (estimated fair value of $259,641 and $251,458 respectively)	321,883	321,622
Investment securities	594,910	602,719

Federal Home Loan Bank stock, at cost	9,835	9,706
Loans held for sale	—	—

Loans, net of unearned income	2,512,788	2,693,780
Less: allowance for credit losses	43,022	34,811
Net loans	2,469,766	2,658,969

Premises and equipment, net	66,579	67,789
Goodwill	12,900	12,900
Intangible assets, net	3,265	3,474
Other real estate, net	152	319
Accrued interest receivable	14,574	14,850
Other assets	38,609	37,544
Total Assets	$3,829,269	$3,972,728

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand	$425,617	$404,056
Interest-bearing demand	1,248,633	1,387,068
Savings	243,701	234,444
Time	1,421,515	1,450,692
Total deposits	3,339,466	3,476,260

Short-term advances from Federal Home Loan Bank	—	—
Short-term borrowings	—	—
Repurchase agreements	7,113	7,009
Accrued interest payable	19,505	20,437
Long-term advances from Federal Home Loan Bank	135,000	135,000
Senior long-term debt	14,174	15,169
Junior subordinated debentures	44,760	44,745
Other liabilities	17,806	19,059
Total Liabilities	3,577,824	3,717,679

Shareholders' Equity
Preferred stock, Series A - $1,000 par value - 100,000 shares authorized
Non-cumulative perpetual; 34,500 issued and outstanding	33,058	33,058
Common stock, $1 par value - 100,600,000 shares authorized; 12,691,504 and 12,504,717 shares issued and outstanding	12,691	12,505
Surplus	150,784	149,389
Retained earnings	66,092	72,965
Accumulated other comprehensive (loss) income	(11,180)	(12,868)
Total Shareholders' Equity	251,445	255,049
Total Liabilities and Shareholders' Equity	$3,829,269	$3,972,728
See Notes to Consolidated Financial Statements

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
	Three Months Ended March 31,
(in thousands, except share data)	2025	2024
Interest Income:
Loans (including fees)	$42,969	$46,918
Deposits with other banks	5,999	3,476
Securities (including FHLB stock)	5,495	2,514
Total Interest Income	54,463	52,908

Interest Expense:
Demand deposits	12,204	16,976
Savings deposits	1,262	1,227
Time deposits	15,890	9,572
Borrowings	2,884	3,212
Total Interest Expense	32,240	30,987

Net Interest Income	22,223	21,921
Less: Provision for credit losses	14,548	2,304
Net Interest Income after Provision for Credit Losses	7,675	19,617

Noninterest Income:
Service charges, commissions and fees	849	733
ATM and debit card fees	747	764
Net gains on securities	—	—
Net gains on sale of loans	—	—
Net gains on sale of assets	4	6
Other	754	805
Total Noninterest Income	2,354	2,308

Total Business Revenue, Net of Provision for Credit Losses	10,029	21,925

Noninterest Expense:
Salaries and employee benefits	8,441	9,900
Occupancy and equipment expense	2,640	2,271
Other	6,936	6,763
Total Noninterest Expense	18,017	18,934

(Loss) Income Before Income Taxes	(7,988)	2,991
Less: (Benefit) provision for income taxes	(1,822)	681
Net (Loss) Income	(6,166)	2,310
Less: Preferred stock dividends	582	582
Net (Loss) Income Available to Common Shareholders	$(6,748)	$1,728

Per Common Share:
(Loss) Earnings	$(0.54)	$0.14
Cash dividends paid	$0.01	$0.16

Weighted Average Common Shares Outstanding	12,506,792	12,489,910
See Notes to Consolidated Financial Statements

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED AVERAGE BALANCE SHEETS (unaudited)

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
(in thousands except for %)	Average Balance	Interest	Yield/Rate (5)	Average Balance	Interest	Yield/Rate (5)
Assets
Interest-earning assets:
Interest-earning deposits with banks	$547,494	$5,999	4.44%	$261,981	$3,476	5.34%
Securities (including FHLB stock)	657,607	5,495	3.39%	392,214	2,514	2.58%
Federal funds sold	473	—	—%	329	—	—%
Loans held for sale	3,429	—	—%	—	—	—%
Loans, net of unearned income (6)	2,624,913	42,969	6.64%	2,761,533	46,918	6.83%
Total interest-earning assets	3,833,916	$54,463	5.76%	3,416,057	$52,908	6.23%

Noninterest-earning assets:
Cash and due from banks	20,357			19,036
Premises and equipment, net	66,933			70,101
Other assets	31,553			27,836
Total Assets	$3,952,759			$3,533,030

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Demand deposits	$1,373,810	$12,204	3.60%	$1,540,763	$16,976	4.43%
Savings deposits	236,905	1,262	2.16%	223,959	1,227	2.20%
Time deposits	1,441,700	15,890	4.47%	850,712	9,572	4.53%
Borrowings	202,026	2,884	5.79%	228,157	3,212	5.66%
Total interest-bearing liabilities	3,254,441	$32,240	4.02%	2,843,591	$30,987	4.38%

Noninterest-bearing liabilities:
Demand deposits	401,994			419,916
Other	40,627			17,174
Total Liabilities	3,697,062			3,280,681

Shareholders' equity	255,697			252,349
Total Liabilities and Shareholders' Equity	$3,952,759			$3,533,030
Net interest income		$22,223			$21,921

Net interest rate spread (1)			1.74%			1.85%
Net interest-earning assets (2)	$579,475			$572,466
Net interest margin (3), (4)			2.35%			2.58%

Average interest-earning assets to interest-bearing liabilities			117.81%			120.13%
(1)Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)Net interest margin represents net interest income divided by average total interest-earning assets.
(4)The tax adjusted net interest margin was 2.36% and 2.58% for the above periods ended March 31, 2025 and 2024 respectively. A 21% tax rate was used to calculate the effect on securities income from tax exempt securities for the above periods ended March 31, 2025 and 2024 respectively.
(5)Annualized.
(6)Includes loan fees of $1.6 million and $2.0 million for the three months ended March 31, 2025 and 2024 respectively.

The following table summarizes the components of First Guaranty's loan portfolio as of March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024:

	March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024
(in thousands except for %)	Balance	As % of Category	Balance	As % of Category	Balance	As % of Category	Balance	As % of Category
Real Estate:
Construction & land development	$288,291	11.4%	$330,048	12.2%	$323,123	11.6%	$355,216	12.5%
Farmland	29,961	1.2%	35,991	1.3%	39,569	1.4%	38,493	1.3%
1- 4 Family	444,373	17.6%	450,371	16.7%	471,885	17.0%	457,263	16.1%
Multifamily	144,518	5.7%	165,121	6.1%	162,243	5.8%	160,256	5.6%
Non-farm non-residential	1,117,174	44.4%	1,159,842	42.9%	1,165,552	42.0%	1,164,117	41.0%
Total Real Estate	2,024,317	80.3%	2,141,373	79.2%	2,162,372	77.8%	2,175,345	76.5%
Non-Real Estate:
Agricultural	37,599	1.5%	40,722	1.5%	47,552	1.7%	47,852	1.7%
Commercial and industrial(1)	234,511	9.3%	257,518	9.5%	274,441	9.9%	300,597	10.6%
Commercial leases	183,993	7.3%	220,200	8.2%	248,563	9.0%	269,428	9.5%
Consumer and other	39,773	1.6%	42,267	1.6%	45,672	1.6%	47,836	1.7%
Total Non-Real Estate	495,876	19.7%	560,707	20.8%	616,228	22.2%	665,713	23.5%
Total loans before unearned income	2,520,193	100.0%	2,702,080	100.0%	2,778,600	100.0%	2,841,058	100.0%
Unearned income	(7,405)		(8,300)		(8,949)		(7,708)
Total loans net of unearned income	$2,512,788		$2,693,780		$2,769,651		$2,833,350

(1) Includes PPP loans fully guaranteed by the SBA of $1.4 million, $1.6 million, $2.0 million, and $2.3 million at March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024, respectively.

The table below sets forth the amounts and categories of our nonperforming assets at the dates indicated.

(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Nonaccrual loans:
Real Estate:
Construction and land development	$11,502	$3,624	$2,815	$2,314
Farmland	2,177	2,619	1,189	666
1- 4 family	10,582	10,053	9,563	7,900
Multifamily	26,533	27,542	537	537
Non-farm non-residential	72,949	54,171	42,414	41,626
Total Real Estate	123,743	98,009	56,518	53,043
Non-Real Estate:
Agricultural	1,798	1,992	1,968	1,379
Commercial and industrial	6,152	6,762	3,711	4,084
Commercial leases	1,533	1,533	3,334	3,552
Consumer and other	167	233	257	267
Total Non-Real Estate	9,650	10,520	9,270	9,282
Total nonaccrual loans	133,393	108,529	65,788	62,325

Loans 90 days and greater delinquent & accruing:
Real Estate:
Construction and land development	—	7,394	—	—
Farmland	—	—	—	—
1- 4 family	—	—	77	77
Multifamily	—	—	—	—
Non-farm non-residential	387	4,108	—	122
Total Real Estate	387	11,502	77	199
Non-Real Estate:
Agricultural	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial leases	—	—	—	—
Consumer and other	—	—	—	—
Total Non-Real Estate	—	—	—	—
Total loans 90 days and greater delinquent & accruing	387	11,502	77	199

Total non-performing loans	133,780	120,031	65,865	62,524

Real Estate Owned:
Real Estate Loans:
Construction and land development	—	226	203	201
Farmland	—	—	—	—
1- 4 family	62	3	267	141
Multifamily	—	—	—	—
Non-farm non-residential	90	90	690	690
Total Real Estate	152	319	1,160	1,032
Non-Real Estate Loans:
Agricultural	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial leases	—	—	—	—
Consumer and other	—	—	—	—
Total Non-Real Estate	—	—	—	—
Total Real Estate Owned	152	319	1,160	1,032

Total non-performing assets	$133,932	$120,350	$67,025	$63,556

Non-performing assets to total loans	5.33%	4.47%	2.42%	2.24%
Non-performing assets to total assets	3.50%	3.03%	1.71%	1.76%
Non-performing loans to total loans	5.32%	4.46%	2.38%	2.21%
Nonaccrual loans to total loans	5.31%	4.03%	2.38%	2.20%
Allowance for credit losses to nonaccrual loans	32.25%	32.08%	50.59%	48.60%
Net loan charge-offs to average loans	1.03%	0.64%	0.62%	0.76%

The following table presents, for the periods indicated, the major categories of other noninterest expense:

	Three Months Ended March 31,
(in thousands)	2025	2024
Other noninterest expense:
Legal and professional fees	$1,088	$972
Data processing	337	377
ATM fees	350	420
Marketing and public relations	241	332
Taxes - sales, capital, and franchise	500	605
Operating supplies	37	101
Software expense and amortization	1,216	1,253
Travel and lodging	72	228
Telephone	91	106
Amortization of core deposit intangibles	174	174
Donations	58	75
Net costs from other real estate and repossessions	50	204
Regulatory assessment	1,544	933
Other	1,178	983
Total other noninterest expense	$6,936	$6,763

Non-GAAP Financial Measures

Our accounting and reporting policies conform to accounting principles generally accepted in the United States, or GAAP, and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional metrics. Tangible book value per share and the ratio of tangible equity to tangible assets are not financial measures recognized under GAAP and, therefore, are considered non-GAAP financial measures.

Our management, banking regulators, many financial analysts and other investors use these non-GAAP financial measures to compare the capital adequacy of banking organizations with significant amounts of preferred equity and/or goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. Tangible equity, tangible assets, tangible book value per share or related measures should not be considered in isolation or as a substitute for total shareholders' equity, total assets, book value per share or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate tangible equity, tangible assets, tangible book value per share and any other related measures may differ from that of other companies reporting measures with similar names.

The following table reconciles, as of the dates set forth below, shareholders' equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	At March 31,	At December 31,
(in thousands except for share data and %)	2025	2024	2023	2022	2021
Tangible Common Equity
Total shareholders' equity	$251,445	$255,049	$249,631	$234,991	$223,889
Adjustments:
Preferred	33,058	33,058	33,058	33,058	33,058
Goodwill	12,900	12,900	12,900	12,900	12,900
Acquisition intangibles	2,788	2,962	3,658	4,355	5,051
Other intangibles	100	100	100	—	—
Tangible common equity	$202,599	$206,029	$199,915	$184,678	$172,880
Common shares outstanding	12,691,504	12,504,717	12,475,424	10,716,796	10,716,796
Book value per common share	$17.21	$17.75	$17.36	$18.84	$17.81
Tangible book value per common share	$15.96	$16.48	$16.03	$17.23	$16.13
Tangible Assets
Total Assets	$3,829,269	$3,972,728	$3,552,772	$3,151,347	$2,878,120
Adjustments:
Goodwill	12,900	12,900	12,900	12,900	12,900
Acquisition intangibles	2,788	2,962	3,658	4,355	5,051
Other intangibles	100	100	100	—	—
Tangible Assets	$3,813,481	$3,956,766	$3,536,114	$3,134,092	$2,860,169
Tangible common equity to tangible assets	5.31%	5.21%	5.65%	5.89%	6.04%